SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2010

PureSafe Water Systems, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-30544
(State or other jurisdiction of incorporation)	(Commission File Number)

25 Fairchild Avenue – Suite 250, Plainview, NY	11803
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (516) 208-8250

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2010, the Board of Directors of the Company approved Employment Agreements with Leslie J. Kessler, our Chief Executive Officer, and Terry R. Lazar, our Chief Financial Officer. The Employment Agreements are effective January 1, 2010, for initial terms of five years, and the term is automatically extended for additional one year periods if neither party gives notice of termination at least 90 days prior to the end of the initial term or any current additional one year term.

The Employment Agreement with Ms. Kessler provides for a base salary of $180,000 per year, and the Employment Agreement with Mr. Lazar provides for a base salary of $140,400. Both Employment Agreements provide for incentive payments as established by the Board of Directors and for a performance bonus as follows:

Net Operating Profit Before Income Taxes	Performance Bonus

On the First $10 Million	0%

On the Next $40 Million	3.5%

On the Next $50 Million	2.5%

On all Amounts Over $100 Million	1.5%

Both Employment Agreements contain similar provisions for discharge for "cause", including breach of the Employment Agreement or specified detrimental conduct by the employee, in which cases accrued compensation would payable as provided in the Employment Agreements.  The Agreements also provide for termination by the executives for “good reason”, comprising events such as breach of the Agreement by the Company, assignment of duties inconsistent with the Executive’s position, transfer of the executive’s primary office by more than 25 miles from Plainview, New York, or in the event of a change in control of the Company. In the event of a termination by the Company without cause, or by the executive for “good reason”, the Company is required to pay to the Executive in a lump sum in cash within 30 days after the date of termination the aggregate of the following amounts:

A. the sum of (1) the executive’s annual minimum salary through the date of termination to the extent not theretofore paid, (2) any annual incentive payment earned by the executive for a prior period to the extent not theretofore paid and not theretofore deferred, (3) any annual performance bonus payment earned by the executive for a prior period to the extent not theretofore paid and not theretofore deferred,(4) any accrued and unused  vacation pay and (5) any business expenses incurred by the executive that are unreimbursed as of the date of termination;

B. The product of (1) the performance bonus payment and (2) a fraction, the numerator of which is the number of days that have elapsed in the fiscal year of the Company in which the date of termination occurs as of the date of termination, and the denominator of which is 365;

C. the amount equal to the sum of (1) three (3) times the executive’s annual minimum  salary; (2) one (1) times the performance bonus payment and (3) one (1) times the incentive payment;

D. In the event executive is not fully vested in any retirement benefits with the Company from pension, profit sharing or any other qualified or non-qualified retirement plan, the difference between the amounts executive  would have been paid if he or she had been vested on the date his/her employment was terminated and the amounts paid or owed to the executive pursuant to such retirement plans; and

E. The product of (1) the incentive payment and (2) a fraction, the numerator of which is the number of days that have elapsed in the fiscal year of the Company in which the date of termination occurs as of the date of termination, and the denominator of which is 365.

In addition all stock options and warrants outstanding as of the date of termination and held by the executive shall vest in full and become immediately exercisable for the remainder of their full term; all restricted stock shall no longer be restricted to the extent permitted by law, and the Company will use its best efforts, at its sole cost to register such restricted stock as expeditiously as possible; and for the remainder of the executive’s life and the life of his/her spouse, the Company is required to provide the executive continued health care benefits. The executive is responsible for the payment of any COBRA premium, provided that the Company is required to make a lump sum payment to the executive equal to the cost of such  premiums, plus an income tax gross-up thereon so that the executive  retains an amount equal to the cost of such premiums. The Company in addition beyond the COBRA period is required to pay the executive a lump sum cash amount equal to the present value of the cost of premiums for health care coverage as a supplement to Medicare benefits under an individual policy from a third party insurer, with such insurer to be selected by the executive (which coverage in combination with Medicare benefits shall provide benefits to the executive and/or his/her spouse which are comparable to those provided to executive and/or his/her spouse under the Company’s group health plan as of January 1, 2010) for the remainder of each of the lives of the executive and/or  his/her spouse.

Generally, if an Employment Agreement is terminated by reason of death or disability of the executive, the Company is required to pay to the executive or his/her estate accrued salary and bonus obligations, pro-rata incentive compensation, accrued equity benefits and COBRA and retiree health benefits to the executive and/or the executive’s spouse.

To the extent any payment under the Employment Agreement to the executive is subject to the excise tax imposed by section 4999 of the Internal Revenue Code, the executive is entitled to a gross-up payment from the Company to reimburse the executive for additional federal, state and local taxes imposed on executive by reason of the excise tax and the Company’s payment of the initial taxes on such amount. The Company is also required to bear the costs and expenses of any proceeding with any taxing authority in connection with the imposition of any such excise tax.

FOR THE FULL TERMS OF THE EMPLOYMENT AGREEMENTS WITH OUR CHIEF EXECUTIVE OFFICER AND OUR CHIEF FINANCIAL OFFICER, PLEASE REFER TO THE COPIES OF THE AGREEMENTS FILED AS EXHIBITS WITH THIS REPORT.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

10.40	Employment Agreement, effective as of January 1, 2010, between the Company and Leslie J. Kessler.
10.41	Employment Agreement, effective as of January 1, 2010, between the Company and Terry R. Lazar.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PureSafe Water Systems, Inc.

Date: Februraury 8, 2010
By: /s/ Leslie Kessler
Leslie J. Kessler, President